Exhibit 99.1

Nasdaq Grants Revelation Biosciences Inc. Continued Listing

San Diego, CA – January 6, 2025 – Revelation Biosciences, Inc. (NASDAQ: REVB) (the “Company” or “Revelation”), a clinical-stage life sciences company that is focused on harnessing the power of trained immunity for the treatment of disease, announced today that the Nasdaq Hearings Panel issued a decision letter granting Revelation’s request to continue its listing on The Nasdaq Stock Market, subject to its stock trading at or above $1.00 for at least ten consecutive trading days by February 14, 2025.

Additionally, the Nasdaq Hearings Panel confirmed that the Company has regained compliance with the Equity Requirement of Listing Rule 5550(b)(1) for which the Company was issued a notice of delisting for failure to comply with Equity Requirement of Listing Rule 5550(b)(1) on August 14, 2024.

“We are very thankful to the Nasdaq Hearings Panel for recognizing the significant progress made following the tumultuous time for the Company post SPAC merger,” said James Rolke, Chief Executive Officer of Revelation. “Now that our obligations from the SPAC merger have settled, we can focus on the development of Gemini and we look forward to the initiation of our Phase 1b clinical study in chronic kidney patients shortly.”

On December 3, 2024, the Company announced the successful exercise of warrants for $4 million. On December 2, 2024, Revelation announced FDA acceptance of the Gemini IND. The Company expects to initiate its Phase 1b clinical study in the first half of 2025. Previously the Company reached a milestone with successfully completing the GMP manufacture of the Gemini drug product to support clinical trials.

For more information on Revelation, please visit www.RevBiosciences.com.

About Gemini

Gemini is an intravenously administrated, proprietary formulation of phosphorylated hexaacyl disaccharide (PHAD®) that reduces the damage associated with inflammation by reprograming the innate immune system to respond to stress (trauma, infection, etc.) in an attenuated manner. Revelation has conducted multiple preclinical studies demonstrating the therapeutic potential of Gemini in the target indications. Earlier this year Revelation announced positive Phase 1 clinical data for intravenous treatment with Gemini. The primary safety endpoint was met in the Phase 1 study, and results demonstrated statistically significant pharmacodynamic activity as observed through expected changes in multiple biomarkers including upregulation of IL-10.

Gemini is being developed for multiple indications including as a pretreatment to prevent or reduce the severity and duration of acute kidney injury (GEMINI-AKI program), and as pretreatment to prevent or reduce the severity and duration of post-surgical infection (GEMINI-PSI program). In addition, Gemini may be a treatment to stop or slow the progression of chronic kidney disease (GEMINI-CKD program).

About Revelation Biosciences, Inc.

Revelation Biosciences, Inc. is a clinical stage life sciences company focused on harnessing the power of trained immunity for the prevention and treatment of disease using its proprietary formulation Gemini. Revelation has multiple ongoing programs to evaluate Gemini, including as a prevention for post-surgical infection, as a prevention for acute kidney injury, and for the treatment of chronic kidney disease.

For more information on Revelation, please visit www.RevBiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These forward-looking statements are generally identified by the words "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions. We caution investors that forward-looking statements are based on management’s expectations and are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. Revelation cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date they were made. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability of Revelation to meet its financial and strategic goals, due to, among other things, competition; the ability of Revelation to grow and manage growth profitability and retain its key employees; the possibility that the Revelation may be adversely affected by other economic, business, and/or competitive factors; risks relating to the successful development of Revelation’s product candidates; the ability to successfully complete planned clinical studies of its product candidates; the risk that we may not fully enroll our clinical studies or enrollment will take longer than expected; risks relating to the occurrence of adverse safety events and/or unexpected concerns that may arise from data or analysis from our clinical studies; changes in applicable laws or regulations; expected initiation of the clinical studies, the timing of clinical data; the outcome of the clinical data, including whether the results of such study is positive or whether it can be replicated; the outcome of data collected, including whether the results of such data and/or correlation can be replicated; the timing, costs, conduct and outcome of our other clinical studies; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval; the success of future development activities for its product candidates; potential indications for which product candidates may be developed; the ability of Revelation to maintain the listing of its securities on NASDAQ; the expected duration over which Revelation’s balances will fund its operations; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by Revelation.

Company Contacts

Mike Porter

Investor Relations

Porter LeVay & Rose Inc.

Email: mike@plrinvest.com

Chester Zygmont, III

Chief Financial Officer

Revelation Biosciences Inc.

Email: czygmont@revbiosciences.com